Exhibit 99.1

CONSENT OF INDEPENDENT VALUATION FIRM

We hereby consent to the reference to our name and the description of our role in the valuation process described in the heading “Management's Discussion and Analysis of Financial Condition and Results of Operations—Net Asset Value” in Part I, Item 2 of the Quarterly Report on Form 10-Q for the period ended June 30, 2022 of Ares Real Estate Income Trust Inc., being incorporated by reference in (i) the Registration Statement on Form S-3 (No. 333-230311) of Ares Real Estate Income Trust Inc., and the related prospectus, and (ii) the Registration Statement on Form S-8 (No. 333-194237) of Ares Real Estate Income Trust Inc. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

/s/ Altus Group U.S. Inc.
Altus Group U.S. Inc.

August 11, 2022